NUVEEN INVESTMENT TRUST II

AMENDED AND RESTATED DESIGNATION OF SERIES OF

SHARES OF BENEFICIAL INTEREST

WHEREAS, pursuant to Section 2 of Article IV of the Declaration of Trust dated June 27, 1997 (the “Declaration”), of Nuveen Investment Trust II, a Massachusetts business trust (the “Trust”), the Trustees of the Trust, on June 27, 1997 established and designated one series of Shares (as defined in the Declaration) of the Trust by the execution of instruments establishing and designating such series and setting forth the special and relative rights of such series (the “Designation

WHEREAS, on August 13, 1997, the Trustees amended the Designation in order to redesignate the name of the series from Nuveen Blue Chip Growth Fund to Nuveen Rittenhouse Growth Fund;

WHEREAS, on October 15, 1999, the Trustees amended and restated the Designation in order to establish and designate two additional series of shares, Nuveen Innovation Fund and Nuveen International Growth Fund;

WHEREAS, on September 11, 2000, the Trustees amended and restated the Designation in order to establish and designate one additional series of shares, Nuveen Select Stock Fund;

WHEREAS, on October 7, 2002, the Trustees of the Trust amended and restated the Designation solely to change the name of the series designated Nuveen International Growth Fund to the Nuveen NWQ International Value Fund;

WHEREAS, on July 28, 2003, Nuveen Innovation Fund was acquired by Nuveen Rittenhouse Growth Fund and terminated as a series of the Trust pursuant to an Agreement and Plan of Reorganization approved by the Trustees of the Trust and the Shareholders of Nuveen Innovation Fund;

WHEREAS, on December 19, 2005, the Trustees amended and restated the Designation in order to terminate the Nuveen Select Stock Fund, as a series of the Trust, and to establish and designate four additional series of Shares, Nuveen NWQ All-Cap Global Fund, Nuveen Santa Barbara Growth Fund, Nuveen Santa Barbara Growth Opportunities Fund, and Nuveen Santa Barbara Dividend Growth Fund;

WHEREAS, the Trustees of the Trust, effective February 20, 2006, amended and restated the Designation to change the name of the series designated Nuveen NWQ All-Cap Global Fund to Nuveen NWQ Global All-Cap Fund, and to establish and designate four additional series of Shares, Nuveen Symphony All-Cap Core Fund, Nuveen Symphony Mid-Cap Core Fund, Nuveen Symphony Small-Mid Cap Core Fund and Nuveen Symphony Large-Cap Value Fund;

WHEREAS, the Trustees of the Trust, effective June 30, 2006, amended the Designation to change the name of the series designated Nuveen NWQ Global All-Cap Fund to Nuveen Tradewinds Global All-Cap Fund and to change the name of the series designated Nuveen NWQ International Value Fund to Nuveen Tradewinds International Value Fund;

WHEREAS, the Trustees of the Trust, effective September 15, 2006, amended the Designation to establish and designate two additional series of Shares, Nuveen Symphony Large-Cap Growth Fund and Nuveen Tradewinds Global Resources Fund;

WHEREAS, the Trustees of the Trust, effective March 16, 2007, amended and restated the Designation to establish and designate one additional series of Shares, Nuveen Symphony Optimized Alpha Fund;

WHEREAS, the Trustees of the Trust, effective August 1, 2007, amended and restated the Designation to establish and designate two additional series of Shares, Nuveen Rittenhouse Strategic Growth Fund and Nuveen Rittenhouse Mid-Cap Growth Fund:

NOW THEREFORE, the Trustees of the Trust, effective January 28, 2008, hereby amend and restate the Designation to establish and designate one additional series of Shares, Nuveen Symphony International Equity Fund to have the special and relative rights described below:

1.	The following series of Shares (each a “Fund”) are established and designated:

Nuveen Rittenhouse Growth Fund
Nuveen Rittenhouse Strategic Growth Fund

Nuveen Rittenhouse Mid-Cap Growth Fund
Nuveen Tradewinds International Value Fund
Nuveen Tradewinds Global All-Cap Fund
Nuveen Tradewinds Global Resources Fund
Nuveen Santa Barbara Growth Fund
Nuveen Santa Barbara Growth Opportunities Fund
Nuveen Santa Barbara Dividend Growth Fund
Nuveen Symphony All-Cap Core Fund
Nuveen Symphony Mid-Cap Core Fund
Nuveen Symphony Small-Mid Cap Core Fund
Nuveen Symphony Large-Cap Value Fund
Nuveen Symphony Large-Cap Growth Fund
Nuveen Symphony Optimized Alpha Fund
Nuveen Symphony International Equity Fund

2. Each Fund shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such Fund. Each Share of each Fund shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which Shareholders of that Fund may vote in accordance with the Declaration, shall represent a pro rata beneficial interest in the assets allocated or belonging to such Fund, and shall be entitled to receive its pro rata share of the net assets of such Fund upon liquidation of such Fund, all as provided in Article IV, Sections 2 and 5 of the Declaration. The proceeds of the sale of Shares of such Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to such Fund, unless otherwise required by law.

3. Shareholders of each Fund shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to such Fund as provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rules, and by the Declaration.

4. The assets and liabilities of the Trust shall be allocated among each Fund as set forth in Article IV, Section 5 of the Declaration.

5. The designation of the Funds hereby shall not impair the power of the Trustees from time to time to designate additional series of Shares of the Trust.

6. Subject to the applicable provisions of the 1940 Act and the provisions of Article IV, Sections 2 and 5 of the Declaration, the Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of each Fund now or hereafter created, or to otherwise change the special relative rights of the Funds designated hereby without any action or consent of the Shareholders.

IN WITNESS WHEREOF, the undersigned, being the Trustees of the Trust, have executed this instrument as of this _28th day of January 2008.

/s/ Timothy R. Schwertfeger	/s/ Robert P. Bremner
Timothy R. Schwertfeger,	Robert P. Bremner
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ Jack B. Evans	/s/ William C. Hunter
Jack B. Evans,	William C. Hunter,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ David J. Kundert	/s/ William J. Schneider
David J. Kundert	William J. Schneider,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ Judith M. Stockdale	/s/ Carole E. Stone
Judith M. Stockdale,	Carole E. Stone,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

STATE OF ILLINOlS	)
) SS.
COUNTY OF COOK	)

Then personally appeared the above-named persons who are known to me to be Trustees of the Trust whose names and signatures are affixed to the foregoing instrument and who acknowledged the same to be their free act and deed, before me this 28th day of January 2008.

“OFFICIAL SEAL”
Virginia L. Corcoran	/s/ Virginia L. Corcoran
Notary Public, State of Illinois	Notary Public
My Commission Expires: 10/27/05